EXHIBIT 99.1

                         PROMISSORY NOTE

AMOUNT OF NOTE:$40,000.00 (forty thousand), U.S. dollars.

Dated: August 23, 2004.

	FOR VALUE RECEIVED, Alpha Motorsport, Inc., a corporation with an address of 240 12th Street, New Westminster, BC, Canada,
("Maker"), unconditionally promises to pay to the order of Paramount Trading Company Inc. ("Holder"), P.O. Box 6331215, Geneva 15, Switzerland, or at such other place as may be designated in writing by the Holder, the principal sum of $40,000.00 (forty thousand), U.S. dollars.

	Principal sum shall be payable within twelve months of the date of execution written above and shall bear interest at the rate of 6% per annum.

	This Note is unsecured.

	The Maker agrees to pay to the holder all costs, expenses and reasonable attorney's fees incurred in the collection of sums due hereunder, whether through legal proceedings or otherwise, to the extent permitted by law.

	This Note may be prepaid at any time, in whole or in part, without penalty or premium.

	If payment is not paid within 30 days of the due date, the Maker shall pay to the holder a late charge equal to 5% percent of the overdue payment as liquidated damages, and not as a penalty.

	After the maturity of this Note, or upon any default, this Note shall bear interest at the rate of 15% percent per annum, at the option of the Holder.

	At the option of the Holder, this entire Note shall become immediately due and payable, without demand or notice, upon the occurrence of any one of the following events:

(a)	any misrepresentation or omission of or on behalf of
Maker made to the Holder in connection with this loan;
(b)	insolvency or failure of Maker to generally pay its
debts as they become due;
(c)	assignment for the benefit of creditors of, or
appointment of a receiver or other officer for, all or any part of Maker's property; or
(d)	adjudication of bankruptcy, or filing of a petition
under any bankruptcy or debtor's relief law by or against Maker.

	The Maker expressly waives presentment, demand, notice, pretest, and all other demands and notices in connection with this Note. No renewal or extension of this Note, nor release of any collateral or party liable hereunder, will release the liability of Maker.

	Failure of the Holder to exercise any right or option shall not constitute a waiver, nor shall it be a bar to the exercise of any right or option at any future time.

        If any provision of this Note shall be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

	This Note shall be governed by the laws of the Province of British Columbia.

	IN WITNESS WHEREOF, this Promissory Note is executed on the day and year first above written.

Executed in the presence of: /s/ Kirsten Mitchell

MAKER:/s/ Vincent Markovitch (for Alpha Motorsport, Inc.)
	  Title:  President, CEO